Exhibit 99.1
                                 Press Release

Monday July 16, 8:31 am Eastern Time

Ventro Corporation Announces Acquisition of NexPrise, Inc.

Combined Company Will Offer Collaborative Commerce
Solutions

MOUNTAIN VIEW, Calif., July 16, 2001 /PRNewswire/ -- Ventro(TM) Corporation (Nasdaq: VNTR - news), a pioneer in business-to-business e-commerce, announced today that it has signed a definitive agreement to acquire privately held NexPrise, Inc., a provider of collaborative commerce solutions located in Santa Clara, California. The combined entity will leverage the strengths of both organizations to provide enterprise solutions for Internet-based collaborative commerce.

NexPrise's products allow manufacturers, suppliers, customers, and partners to collaborate on e-business processes such as product design and engineering; complex procurement and strategic sourcing; and program and project management. The NexPrise solutions are designed for rapid implementation within a customer's environment. Since its inception, NexPrise has brought new advances in collaborative commerce to the market, and has successfully built a solid base of top-tier customers, including Boeing Rocketdyne, Sikorsky, and Lockheed Martin.

Under the terms of the stock purchase agreement, the expected cost of the transaction will be approximately $27 million, inclusive of liabilities assumed and transaction costs. The net cash outlay to close the transaction should approximate $22 million. As part of the transaction, Ventro will assume NexPrise's obligations under existing option plans, which may result in the issuance of 3.3 million Ventro shares, and under a warrant with Covisint, LLC, which may result in the issuance of 2.4 million Ventro shares. The value of these projected share issuances is included in the $27 million cost. The boards of directors of both companies have approved the merger. The closing of the merger is subject to the approval of NexPrise's shareholders and other conditions, including the receipt of various consents. The parties expect the merger to close before the end of the third quarter. Operations will be consolidated in Ventro's Mountain View headquarters.

"The NexPrise acquisition is an important step in our evolution," said David Perry, CEO of Ventro."We believe that collaborative commerce is the most interesting growth area in business-to-usiness e-commerce. This acquisition



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provides us with mature technology with which we can address the unmet need of customers in discrete and process manufacturing industries."

"We are very excited about this transaction," said Ted Drysdale, CEO of NexPrise and President of Ventro upon close of the transaction. "The combination of our innovative technologies, business-to-business thought leadership, and capabilities in procurement, workflow automation, and design collaboration provides a significant opportunity to define and deliver the future of collaborative commerce."

Collaborative commerce solutions create efficiencies by automating the design and procurement processes among companies, their partners, and their suppliers. For discrete manufacturers, these solutions reduce time-to-market by optimizing the product development process, from concept to mass production. For process manufacturers, these solutions reduce time-to-operations of strategic construction and maintenance projects by optimizing the engineering design and procurement process.

The union of Ventro and NexPrise will uniquely address the needs of companies who want to e-commerce enable their collaborative business processes, allowing them to accelerate decision velocity and increase visibility across their supply chain.

Conference Call and Webcast information

Ventro will host a conference call today, July 16, 2001 at 8:00 a.m. PDT for the investment community. For those calling from within the U.S., the access number for the call is +1-800-946-0719; access code is 427978. For those calling from outside of the U.S., the access number for the call is +1-719-457-2645; access code is 427978. A live Webcast of the call will be available through www.ventro.com and www.streetfusion.com. The public is welcome to listen to the call.

Replay Information

An audio replay of the conference call will be available until July 19, 2001. For those calling from within the U.S., the access number for the replay is +1-888-203-1112; access code is 427978. For those calling from outside of the U.S., the access number for replay is +1-719-457-0820; access code is 427978. The Webcast will also be available after the call via the Ventro and StreetFusion Web sites until July 19, 2001.

About Ventro


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Ventro Corporation is a pioneer in business-to-business e-commerce. Since its inception in 1997 as Chemdex, a B2B marketplace for the life sciences industry, through today, Ventro has developed and delivered leading-edge solutions for Internet-based e-commerce. Ventro Corporation is headquartered in Mountain View, California. Ventro International is headquartered in London, United Kingdom. For more information, please visit www.ventro.com.

About NexPrise

NexPrise provides e-business solutions that enable companies to manage key e-business processes with their suppliers, partners and customers, including strategic sourcing and complex procurement, collaborative product development, and program management and execution. Today, the company's flagship product, NexPrise ipTeam, provides collaborative commerce solutions that enable Global 2000 manufacturers to improve the processes of developing, sourcing, and delivering complex engineered products and programs. For more information, please visit www.nexprise.com.

Additional Information

Investors and security holders are urged to read Ventro's filings with the Securities and Exchange Commission regarding the proposed merger when they become available because they will contain important additional information about the transaction. Investors and security holders may obtain a free copy of the filing when it is available, and other documents filed with the Commission, at the Commission's Web site at www.sec.gov.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Ventro's business which are not historical facts, including those which use the words "will" and "expect," are "forward-looking statements" that involve risks and uncertainties. These potential risks and uncertainties could cause actual results to differ materially from those contained in the forward-looking statements and include, without limitation, Ventro's ability to provide solutions to the market and close the proposed transaction. These and other risk factors are described in detail in the company's filings with the Securities and Exchange Commission.